Rule 424(b)(3)
                                                        Registration No.33-62777

PRICING SUPPLEMENT NO.: 11                          dated: July 17, 1997

                             THE WALT DISNEY COMPANY

                                Medium-Term Notes

This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated
March 7, 1996.

The Notes have the following terms (as applicable):

Rate:   X Fixed Rate      Floating Rate      Zero Coupon        Discount
Form:   X Book-Entry      Definitive

Principal Amount:       $25,000,000
Original Issue Price:   Varying prices related to prevailing market prices
CUSIP No:               25468PAL0
Proceeds to the Company:      $24,912,500
Discount or Commission to Agents:   $87,500
Original Issue Discount:      N/A
Original Issue Date:          8/15/97
Stated Maturity:              8/15/2012
Yield to Maturity:            N/A
Earliest Redemption Date:     August 15, 2000 and on the 15th day of each month
                              thereafter up to but not including the Maturity
                              Date (with at least 30 but no more than 60 calendar days' prior notice).

Redemption Price:             The Notes are redeemable, in whole but not in
                              part, at 100% of principal amount plus accrued interest to the Redemption Date.

Interest Rate Per Annum (for Fixed Rate Notes): 7.00%
Interest Payment Dates:
        Third Wednesday of each month
        Third Wednesday of each March, June, September and December
        Third Wednesday of each _______________ and _________________
        Third Wednesday of each ________________
      X Other (specify) Semiannually on each August 15th and February 15th, commencing on February 15, 1998


Regular Record Dates:
      X Fifteenth day (whether or not a Business Day)
        immediately preceding the related Interest
        Payment Date
        Other (specify)__________________________
Interest Payment Period:
        Monthly
        Quarterly
      X Semiannually
        Annually
Calculation Agent:      Citibank, N.A.
Plan of Distribution:   Bear, Stearns & Co. Inc. has acted as principal with
                        respect to the purchase of the Notes.